Exhibit 99.1

Company Contact: Tom Flaherty, Chief Financial Officer Wayside Technology Group, Inc. (732) 389-0932 tom.flaherty@waysidetechnology.com

WAYSIDE TECHNOLOGY GROUP, INC. REPORTS FOURTH QUARTER 2012 RESULTS

AND DECLARES QUARTERLY DIVIDEND

	Q4 2012:	Year 2012:
Revenue:	$85.5 million	$297.1 million
Income from operations:	$2.8 million	$8.5 million
Net income:	$1.8 million	$5.5 million
Diluted earnings per share:	$0.39 per share	$1.19 per share
Dividend declared:	$0.16 per share	$0.64 per share

SHREWSBURY, NJ, January 31, 2013 — Wayside Technology Group, Inc. (NASDAQ: WSTG) today reported financial results for the fourth quarter ended December 31, 2012.  The results will be discussed in a conference call to be held on Friday, February 1, 2013 at 10:00 AM Eastern time.  The dial-in telephone number is (866) 793-1341 and the pass code is “WSTG.”  This conference call will be available via live webcast — in listen-mode only — at www.earnings.com.  A replay will also be available on the company’s website at www.waysidetechnology.com.

“The fourth quarter was our best quarter in 2012.  Revenues, gross profit, income from operations and net income all contributed to deliver our best quarter in 2012,” said Simon F. Nynens, Chairman and Chief Executive Officer. “Our TechXtend division performed exceptionally well in Q4 with Lifeboat Distribution delivering solid results.  Overall, we grew our product line offerings as we continue to pursue our mission to become the most trusted and respected IT provider in our industry.”

Cash and marketable securities amounted to $14.2 million, representing 44% of equity as of December 31, 2012. Working capital amounted to $19.6 million, representing 61% of equity as of December 31, 2012.

Net sales for the fourth quarter ended December 31, 2012 increased 15%, or $11.2 million, to $85.5 million compared to $74.2 million for the same period in 2011.  Net sales for the fourth quarter of 2012 for our Lifeboat Distribution segment were $58.5 million compared to $55.1 million in the fourth quarter of 2011, representing an increase of $3.4 million or 6%.  Net sales for the fourth quarter of 2012 for our TechXtend segment were $26.9 million compared to $19.1 million in the fourth quarter of 2011, representing an increase of $7.8 million or 41%.

Net sales for the year ended December 31, 2012 increased 19%, or $46.9 million, to $297.1 million compared to $250.2 million in 2011. Total sales for our Lifeboat Distribution segment in 2012 were $217.3 million compared to $192.7 million in 2011, representing an increase of $24.6 million or 13%. Total sales for the TechXtend segment in 2012 amounted to $79.7 million, compared to $57.4 million in 2011, representing an increase of $22.3 million or 39%.

The increase in net sales for the three month and full year ended December 31, 2012, compared to the same periods in 2011, was mainly a result of strengthening of our account penetration, our continued focus on the expanding virtual infrastructure-centric business, our solution focus selling and an increase in large deals on extended payment terms.

Gross Profit for each of the fourth quarters ended December 31, 2012 and December 31, 2011 was $7.0 million.  Gross profit for our Lifeboat Distribution segment for the fourth quarter of 2012 was $4.5 million compared to $5.0 million in the fourth quarter of 2011, representing a 10% decrease. Gross profit for our TechXtend segment was $2.6 million compared to $2.1 million in the fourth quarter of 2011, representing a 23% increase.  Vendor rebates and discounts for the quarter ended December 31, 2012 amounted to $0.6 million compared to $0.8 million for the fourth quarter of 2011.

Gross Profit for the year ended December 31, 2012 was $23.9 million compared to $23.2 million in 2011, a 3% increase.  Gross profit for our Lifeboat Distribution segment was $15.8 million compared to $16.8 million in 2011, representing a 6% decrease.  Gross profit for our TechXtend segment was $8.1 million compared to $6.4 million in 2011, representing a 25% increase. Vendor rebates and discounts for the year ended December 31, 2012 amounted to $1.8 million compared to $2.9 million for 2011.  Gross profit margin (gross profit as a percentage of net sales) for 2012 was 8.0% compared to 9.3% in 2011.

The increase in gross profit dollars and the decrease in gross profit margin were primarily caused by the sales growth within our Lifeboat Distribution and TechXtend segments, offset in part, by continued pressure on discounts and rebates earned and by competitive pricing pressure in both segments.  The decrease in gross profit margin was also impacted by having won several large bids, including transactions on extended payment terms, based on aggressive pricing which we plan to continue.

Total selling, general, and administrative (“SG&A”) expenses for the fourth quarter of 2012 were $4.2 million compared to $4.0 million for the fourth quarter of 2011.  Total SG&A expenses for 2012 were $15.4 million compared to $14.6 million in 2011, representing an increase of $0.8 million.  This increase is primarily the result of an increase in sales commissions for our TechXtend segment due to our growth in this segment, the addition of employees in sales, finance and operations to support business growth and higher professional fees.

Net income and diluted earnings per share for the fourth quarter of 2012 were $1.8 million and $0.39, respectively, compared to $2.0 million and $0.43, respectively for the fourth quarter of 2011.  Net income and diluted earnings per share for 2012 were $5.5 million and $1.19, respectively, compared to $5.5 million and $1.20, respectively in 2011.

On January 30, 2013, the Board of Directors declared a quarterly dividend of $.16 per share of its common stock payable February 22, 2013 to shareholders of record on February 12, 2013.

About Wayside Technology Group, Inc.

Wayside Technology Group, Inc. (NASDAQ: WSTG) was founded in 1982 and is a unified and integrated technology company providing products and solutions for corporate resellers, VARs, and developers as well as business, government and educational entities. The company offers technology products from software publishers and manufacturers such as Acronis, CA Technologies, DataCore, Datawatch, Dell, Flexera Software, GFI, Hewlett Packard, Infragistics, Intel Software, Lenovo, Microsoft, Mindjet, Quest Software, SolarWinds, Sophos, StorageCraft Technology, TechSmith, Veeam, Vision Solutions and VMware.  Additional information can be found by visiting www.waysidetechnology.com.

The statements in this release concerning the Company’s future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties could cause actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation, the continued acceptance of the Company’s distribution channel by vendors and customers, the timely availability and acceptance of new products, product mix, market conditions, contribution of key vendor relationships and support programs, as well as factors that affect the software industry in general and other factors. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in our filings with the Securities and Exchange Commission. Except as otherwise required by law, the Company undertakes no obligation to update or revise these forward-looking statements.

–Tables Follow –

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except share and per share amounts)

	December 31, 2012	December 31, 2011
	(unaudited)

ASSETS

Current assets
Cash and cash equivalents	$9,835	$9,202
Marketable securities	4,411	5,375
Accounts receivable, net	61,388	47,066
Inventory - finished goods	1,717	1,240
Prepaid expenses and other current assets	1,281	1,997
Deferred income taxes	280	329
Total current assets	78,912	65,209

Equipment and leasehold improvements, net	375	458
Accounts receivable long-term	11,851	8,889
Other assets	71	54
Deferred income taxes	236	251

Total assets	$91,445	$74,861

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable and accrued expenses	$59,265	$45,796
Current portion- capital lease obligation	55	76
Total current liabilities	59,320	45,872

Long term portion- capital lease obligation	—	55
Total liabilities	59,320	45,927

Commitments and contingencies

Stockholders’ equity
Common stock, $.01 par value; 10,000,000 shares authorized, 5,284,500 shares issued, and 4,740,873 and 4,679,878 shares outstanding, respectively	53	53
Additional paid-in capital	27,712	26,725
Treasury stock, at cost, 543,627 and 604,622 shares, respectively	(5,373)	(4,991)
Retained earnings	9,316	6,818
Accumulated other comprehensive income	417	329
Total stockholders’ equity	32,125	28,934
Total liabilities and stockholders’ equity	$91,445	$74,861

WAYSIDE TECHNOLOGY GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Amounts in thousands, except per share data)

	Year ended		Three months ended
	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Revenues
Lifeboat segment	$217,342	$192,720	$58,504	$55,099
TechXtend segment	79,715	57,449	26,943	19,119
Total Revenue	297,057	250,169	85,447	74,218

Cost of sales
Lifeboat segment	201,524	175,916	54,022	50,112
TechXtend segment	71,641	51,012	24,388	17,048
Total Cost of sales	273,165	226,928	78,410	67,160

Gross Profit	23,892	23,241	7,037	7,058

Operating expenses
Selling costs	8,079	7,774	2,222	2,179
Stock based compensation	1,071	1,059	328	235
Other general and administrative expenses	6,227	5,790	1,679	1,573
Total Selling, general and administrative expenses	15,377	14,623	4,229	3,987

Income from operations	8,515	8,618	2,808	3,071

Interest income, net	557	368	163	104
Realized foreign exchange gain	17	1	4	—
Income before income tax provision	9,089	8,987	2,975	3,175
Provision for income taxes	3,600	3,448	1,172	1,200

Net income	$5,489	$5,539	$1,803	$1,975

Net income per common share - Basic	$1.23	$1.26	$0.40	$0.45
Net income per common share - Diluted	$1.19	$1.20	$0.39	$0.43

Weighted average common shares outstanding - Basic	4,476	4,412	4,502	4,412
Weighted average common shares outstanding - Diluted	4,628	4,606	4,622	4,570